Exhibit 99.1

Highpower International Reports Financial Results

for the Fiscal Fourth Quarter and Year Ended December 31, 2015

Fiscal 2015 Net Income Attributable to the Company Increased 40.0% Year over Year

SAN FRANCISCO, USA and SHENZHEN, CHINA–March 24, 2016 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, and a battery management systems and battery recycling provider, today announced its financial results for the fiscal fourth quarter and year ended December 31, 2015.

Fiscal Year 2015 Operating and Financial Highlights (all results are compared to prior year period)

•	Net sales were $146.2 million compared to $147.1 million.
•	Lithium battery net sales increased 14.9% to $78.6 million from $68.4 million.
•	Gross margin was 19.1%, compared to 20.5%, due to a decrease in the average selling price of both Ni-MH batteries and lithium batteries, and increased labor costs.
•	EBITDA increased 20.7% to $10.3 million, compared to $8.6 million; Adjusted EBITDA was $10.1 million compared to $9.7 million.
•	Net income attributable to the Company increased 40.0% to $3.9 million, or $0.25 per diluted share, compared to $2.8 million, or $0.18 per diluted share. Non-GAAP net income attributable to the Company was to $3.6 million, or $0.23 per diluted share, compared to $3.9 million, or $0.26 per diluted share.
•	Received order from a global consumer electronics company to provide lithium polymer batteries for smartphone backup power products.
•	Received "The Best Design Company of China's Energy Storage Industry" award.
•	Secured a contract to produce a 100KWH energy storage system (ESS) for China Southern Power Grid.
•	Granted US patent for its safety technology on rechargeable battery.

Fiscal 2015 Fourth Quarter Operating and Financial Highlights (all results are compared to prior year period)

•	Net sales increased 7.2% to $37.9 million from $35.3 million, primarily due to increased revenue contributions from the lithium batteries as a result of the increased battery sales into the electric bus and high end consumer electronic device markets.
•	Gross margin was 17.5% compared to 20.1%.
•	Net income attributable to the Company was $166,973, or $0.01 per diluted share, compared to $2.0 million, or $0.13 per diluted share.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, "We were pleased to report positive operating results for fiscal 2015 despite the reduction in average selling prices of both Ni-MH and lithium batteries during the year. We were able to achieve double-digit growth in net sales of lithium batteries as a result of growing global demand for mobile/portable products and electrical vehicles. We continue to work on advancing our lithium battery technology through R&D investment and to extend our sales and marketing efforts for our products worldwide. Highpower has been recognized by many reputable global companies as their approved vendor, but we also continue to seek a number of opportunities within China, which possesses a vast market for both consumer electronics and electrical vehicles. As we take an aggressive yet responsible approach to expanding into these areas in China, we expect to continue to strengthen Highpower’s brand, extend our sales channels and ultimately increase profitability.”

Fiscal 2015 Fourth Quarter and Year-end Financial Review

Net Sales

Net sales for the fourth quarter ended December 31, 2015 increased 7.2% to $37.9 million from $35.3 million for the same period in 2014. The increase in net sales was mainly due to increased revenue contributions from the lithium batteries segment as a result of the increased battery sales into the electric bus and high end consumer electronic device markets.

Net sales for FY 2015 were $146.2 million compared to $147.1 million in the prior fiscal year. The decrease was due to a $10.2 million increase in net sales of lithium batteries offset by a $10.4 million decrease in net sales of Ni-MH batteries and a $0.7 million decrease in new material business.

Gross Profit

For the fourth quarter ended December 31, 2015, the Company’s gross profit was $6.6 million compared to $7.1 million for the same period in 2014.

Gross profit for FY 2015 was $27.9 million compared to $30.2 million in the prior fiscal year. The decrease was primarily due to a decrease in the average selling price of both Ni-MH batteries and lithium batteries, coupled with increased labor costs.

Gross Margin

Gross margin was 17.5% for the fourth quarter ended December 31, 2015 compared to 20.1% in the same period in 2014.

For FY 2015, gross margin was 19.1% compared to 20.5% in FY 2014.

Research and Development (R&D)

R&D spending was $2.0 million, or 5.3% of net sales, for the fourth quarter ended December 31, 2015 compared to $1.9 million, or 5.3% of net sales, for the same period in 2014.

R&D spending was $7.6 million, or 5.2% of net sales, for FY 2015 compared to $7.7 million, or 5.2% of net sales, in FY 2014.

Selling & Distribution

Selling and distribution expenses were $1.6 million, or 4.3% of net sales, for the fourth quarter ended December 31, 2015, compared to $1.7 million, or 4.9% of net sales, for the same period in 2014.

For FY 2015, selling and distribution expenses were $6.7 million, or 4.6% of net sales, compared to $6.6 million, or 4.5% of net sales, in the prior fiscal year. The increase was due to the expanded marketing effort for the Company’s lithium batteries, which included participation in industry trade shows and international travels to promote and sell products abroad.

General & Administrative

For the fourth quarter ended December 31, 2015, general and administrative expenses were $3.2 million, or 8.3% of net sales, compared to $2.7 million, or 7.7% of net sales, in the prior year period.

General and administrative expenses in FY 2015 remained flat at $12.9 million, or 8.8% of net sales, which compares to $12.9 million, or 8.8% of net sales, in FY 2014.

Net Income

For the fourth quarter of 2015, net income attributable to the Company was $166,973, or $0.01 per share based on 15.2 million weighted average diluted shares outstanding, compared to $2.0 million, or $0.13 per share based on 15.5 million weighted average diluted shares outstanding, for the same period in 2014.

Net income attributable to the Company for FY 2015 increased 40.0% to $3.9 million, or $0.25 per share based on 15.3 million weighted average diluted shares outstanding, from $2.8 million, or $0.18 per share based on 15.2 million weighted average diluted shares outstanding, in FY 2014.

EBITDA

EBITDA for the fourth quarter ended December 31, 2015, was $1.8 million, compared to $3.3 million in the prior year period.

For FY 2015, EBITDA increased 20.7% to $10.3 million from $8.6 million in FY 2014.

A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.

Balance Sheet Highlights

($ in millions, except per share data)	12/31/2015	12/31/2014
Cash	$5.8	$14.6
Total Current Assets	$80.7	$89.2
Total Assets	$134.2	$146.2
Total Current Liabilities	$91.2	$101.4
Total Liabilities	$91.3	$104.4
Shareholders’ Equity	$42.9	$41.8
Total Liabilities and Shareholders’ Equity	$134.2	$146.2
Book Value Per Share	$2.84	$2.77

Conference Call Details

The Company announced that it will discuss financial results in a conference call on March 24, 2016, at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss these results.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-3108
Live Participant Dial In (International):	201-493-6797

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q4-2015. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. Adjusted EBITDA and Non-GAAP net income exclude stock-based compensation expense. Adjusted EBITDA, as defined above, may not be similar to Adjusted EBITDA measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful to investors as they provide a basis for evaluating the Company's operating results in the ordinary course of its operations.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for portable electronic devices and energy storage systems and transportation products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Henry Sun

CFO

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.

In China

Katherine Yao, Senior Associate

+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars except Number of Shares)

	Three months ended		For the years ended
	December 31,		December 31,
	2015	2014	2015	2014
	$	$	$	$
Net sales	37,850,736	35,318,656	146,181,011	147,088,166
Cost of sales	(31,240,809)	(28,233,409)	(118,234,935)	(116,937,363)
Gross profit	6,609,927	7,085,247	27,946,076	30,150,803

Research and development expenses	(1,995,873)	(1,864,656)	(7,631,181)	(7,709,618)
Selling and distribution expenses	(1,620,103)	(1,729,195)	(6,728,692)	(6,551,755)
General and administrative expenses	(3,151,313)	(2,714,540)	(12,895,649)	(12,893,378)
Foreign currency transaction gain	571,934	(60,426)	2,474,154	273,900
Loss on derivative instruments	-	1,943	-	(54,406)
Total operating expenses	(6,195,355)	(6,366,874)	(24,781,368)	(26,935,257)

Income from operations	414,572	718,373	3,164,708	3,215,546

Gain on change of fair value of warrant liability	(14,560)	1,318,065	927,125	106,278
Other income	447,275	214,025	1,189,326	1,707,516
Interest expenses	(211,470)	(310,078)	(1,002,151)	(1,838,155)
Income before taxes	635,817	1,940,385	4,279,008	3,191,185

Income taxes expenses	(624,530)	38,554	(818,736)	(590,318)
Net income	11,287	1,978,939	3,460,272	2,600,867

Less: net loss attributable to non-controlling interest	(155,686)	(22,781)	(393,812)	(152,369)
Net income attributable to the Company	166,973	2,001,720	3,854,084	2,753,236

Comprehensive income
Net income	11,287	1,978,939	3,460,272	2,600,867
Foreign currency translation loss	(1,032,199)	184,828	(3,055,839)	(156,926)
Comprehensive income	(1,020,912)	2,163,767	404,433	2,443,941

Less: comprehensive loss attributable to non-controlling interest	(175,530)	51,120	(453,756)	(89,093)
Comprehensive income attributable to the Company	(845,382)	2,112,647	858,189	2,533,034

Earnings per share of common stock attributable to the Company
- Basic	0.01	0.13	0.26	0.19
- Diluted	0.01	0.13	0.25	0.18

Weighted average number of common stock outstanding
- Basic	15,101,679	15,055,346	15,096,166	14,739,073
- Diluted	15,153,745	15,541,398	15,286,196	15,154,239

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	December 31,	December 31,
	2015	2014
	$	$
ASSETS
Current Assets:
Cash	5,849,967	14,611,892
Restricted cash	11,656,204	15,396,827
Accounts receivable, net	36,139,866	32,316,607
Notes receivable	1,757,709	621,110
Prepayments	5,354,552	3,283,520
Other receivables	706,352	665,828
Inventories	19,218,331	22,268,069
Total Current Assets	80,682,981	89,163,853

Property, plant and equipment, net	47,464,186	50,437,718
Land use right, net	3,963,003	4,305,317
Intangible asset, net	550,000	600,000
Deferred tax assets	1,544,314	1,647,184

TOTAL ASSETS	134,204,484	146,154,072

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	36,077,396	44,562,647
Deferred income	879,944	1,887,409
Short-term loan	13,839,341	15,195,040
Notes payable	30,490,166	29,903,248
Other payables and accrued liabilities	6,292,492	5,896,547
Income taxes payable	1,783,013	1,968,656
Current portion of long-term loan	1,845,245	1,959,248

Total Current Liabilities	91,207,597	101,372,795

Warrant Liability	140,549	1,067,674
Long-term loan	-	1,959,247

TOTAL LIABILITIES	91,348,146	104,399,716

EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,101,679 shares issued and outstanding at December 31, 2015 and 15,084,746 shares issued and outstanding at December 31, 2014)	1,510	1,508
Additional paid-in capital	11,227,979	10,530,430
Statutory and other reserves	4,042,429	3,611,501
Retained earnings	24,098,175	20,675,021
Accumulated other comprehensive income	2,632,762	5,628,657

Total equity for the Company’s stockholders	42,002,855	40,447,117

Non-controlling interest	853,483	1,307,239

TOTAL EQUITY	42,856,338	41,754,356

TOTAL LIABILITIES AND EQUITY	134,204,484	146,154,072

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the years ended December 31,
	2015	2014
	$	$
Cash flows from operating activities
Net income	3,460,272	2,600,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,939,882	4,201,533
Allowance for doubtful accounts	949	768
Loss on disposal of property, plant and equipment	233,296	227,264
Loss on derivative instruments	-	62,801
Deferred income tax	9,107	(845,068)
Share based payment	653,017	1,288,916
Gain on change of fair value of warrant liability	(927,125)	(106,278)
Changes in operating assets and liabilities:
Accounts receivable	(5,446,752)	1,472,589
Notes receivable	(1,222,793)	388,137
Prepayments	(2,352,669)	1,661,111
Other receivable	(82,649)	391,965
Inventories	1,831,737	(2,602,659)
Accounts payable	(3,322,054)	5,672,372
Deferred income	1,890,332	1,880,776
Other payables and accrued liabilities	755,757	(1,867,493)
Income taxes payable	(74,111)	691,949
Net cash flows (used in) provided by operating activities	346,196	15,119,550

Cash flows from investing activities
Acquisition of plant and equipment	(11,256,553)	(8,881,328)
Net cash flows used in investing activities	(11,256,553)	(8,881,328)

Cash flows from financing activities
Proceeds from short-term bank loans	14,430,014	20,346,228
Repayment of short-term bank loans	(13,438,449)	(41,122,204)
Repayment of long-term bank loans	(1,924,002)	(1,952,362)
Proceeds from notes payable	63,544,496	52,258,487
Repayment of notes payable	(61,118,292)	(47,536,694)
Proceeds from issuance of capital stock and warrants, net	44,534	4,633,164
Change in restricted cash	2,966,205	13,038,071
Net cash flows provided by (used in) financing activities	4,504,506	(335,310)
Effect of foreign currency translation on cash and cash equivalents	(2,356,074)	735,521
Net (decrease) increase in cash and cash equivalents	(8,761,925)	6,638,433
Cash and cash equivalents - beginning of year	14,611,892	7,973,459
Cash and cash equivalents - end of year	5,849,967	14,611,892

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	883,740	743,437
Interest expenses	1,004,205	1,912,584
Non-cash transactions
Reduction of property, plant and equipment cost by realizing deferred income	2,547,545	672,675

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income to EBITDA / Adjusted EBITDA

	Three months ended		For the years ended
	December 31,		December 31,
	2015	2014	2015	2014
	$	$	$	$
Net income (loss) attributable to the Company	166,973	2,001,720	3,854,084	2,753,236
Non-GAAP Net Income (1)	298,789	907,602	3,579,976	3,935,874

Interest expenses, net	145,743	248,759	713,566	1,007,832
Income tax expenses	624,530	(38,554)	818,736	590,318
Depreciation and Amortization	901,286	1,040,149	4,939,882	4,201,533

EBITDA	1,838,532	3,252,074	10,326,268	8,552,919
Adjusted EBITDA(2)	1,970,348	2,157,956	10,052,160	9,735,557

(1) See table below for reconciliation of net income attributable to the Company to Non-GAAP net income attributable to the Company.

(2) Excludes share-based compensation expense as set forth in the following table.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income Attributable to the Company to Non-GAAP Net Income Attributable to the Company

	Three months ended		For the years ended
	December 31,		December 31,
	2015	2014	2015	2014
	$	$	$	$
Net income attributable to the Company	166,973	2,001,720	3,854,084	2,753,236
Stock-based compensation expense	117,256	223,947	653,017	1,288,916
Gain on change of fair value of warrant liability	14,560	(1,318,065)	(927,125)	(106,278)
Non-GAAP net income attributable to the Company	298,789	907,602	3,579,976	3,935,874

Basic net income per share of common stock attributable to the Company	0.01	0.13	0.26	0.19
Stock-based compensation expense	0.01	0.01	0.04	0.09
Gain on change of fair value of warrant liability	0.00	(0.09)	(0.06)	(0.01)
Non-GAAP income per share of common stock attributable to the Company	0.02	0.05	0.24	0.27

Diluted net income per share of common stock attributable to the Company	0.01	0.13	0.25	0.18
Stock-based compensation expense	0.01	0.01	0.04	0.09
Gain on change of fair value of warrant liability	0.00	(0.08)	(0.06)	(0.01)
Non-GAAP income per share of common stock attributable to the Company	0.02	0.06	0.23	0.26

Weighted average number of common shares outstanding
-Basic	15,101,679	15,055,346	15,096,166	14,739,073
-Diluted	15,153,745	15,541,398	15,286,196	15,154,239